Exhibit 99.1
Electric City Corp. Receives Amex Notice Letter
ELK GROVE VILLAGE, ILLINOIS, April 26, 2006 — Electric City Corp. (AMEX: ELC) announced today that it received a notice from the American Stock Exchange on April 21, 2006, notifying it that, based on the Staff’s review of Electric City’s recently filed Annual Report on Form 10-K, the Company’s stockholders’ equity was below the Exchange’s level required for continued listing pursuant to Section 1003(a)(iii) of the American Stock Exchange’s Company Guide. The Exchange has requested that Electric City provide it a plan by May 22, 2006 advising the Exchange of action it has taken, or will take, that will bring the company into compliance with the listing standards within eighteen months. Failure to provide the requested plan, or if the Company submits a plan that is not accepted by the Exchange, will subject the Company to delisting procedures.
Electric City is in process of considering what action to take and preparing a response to the Exchange’s notice.
For additional information regarding the notice described above please refer to the Company’s current report on Form 8-K filed on April 26, 2006.
About Electric City
Electric City is a leading developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of two integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
# # #
Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. Some of these risks are referenced in Electric City’s current Annual Report on Form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.